Government of Canada Gouvernement du Canada

# Certificate of Amendment

***Canada Business Corporations Act***

# Certificat de modification

***Loi canadienne sur les sociétés par actions***

TRANSCANADA PIPELINES LIMITED

Corporate name / Dénomination sociale

370712-1

Corporation number / Numéro de société

I HEREBY CERTIFY that the articles of the above-named corporation are amended under section 27 of the *Canada Business Corporations Act* as set out in the attached articles of amendment designating a series of shares.

JE CERTIFIE que les statuts de la société susmentionnée sont modifiés aux termes de l'article 27 de la *Loi canadienne sur les sociétés par actions*, tel qu'il est indiqué dans les clauses modificatrices désignant une série d'actions.

Virginie Ethier

Virginie Ethier

Director / Directeur

2016-08-10

Date of Amendment (YYYY-MM-DD)
Date de modification (AAAA-MM-JJ)

Canada